Exhibit 3.1
Amendment to Amended and Restated Articles of Incorporation
Article 1 (Name) of the Articles of Incorporation of Mikohn Gaming Corporation, the surviving entity, is amended to read in its entirety as follows: “The name of the Corporation is Progressive Gaming International Corporation.”